                                                                      Exhibit 99


CheckFree Media Relations:           Intuit Media Relations:
Laurinda Wilson                      Holly Anderson
(678) 375-1608                       (650) 596-2207
lwilson@checkfree.com                holly@thomaspr.com

CheckFree Investor Relations:        Intuit Investor Relations:
Terrie O'Hanlon                      Linda Fellows
(678) 375-1452                       (650) 944-5436
tohanlon@checkfree.com               linda_fellows@intuit.com



                     CHECKFREE AND INTUIT REACH SETTLEMENT


ATLANTA (May 24, 1999) - CheckFree Holdings Corporation (NASDAQ:CKFR) and Intuit Inc. (NASDAQ:INTU) today announced they have amicably resolved the issues that had led to the filing of a lawsuit last March, and to subsequent arbitration. Other than noting that neither party makes any payment for the settlement, the specific terms of the agreement were not disclosed.

In commenting on the resolution, Pete Kight, Chairman and CEO of CheckFree said, "We have enjoyed a long and close relationship with Intuit, but we had an honest disagreement about how to apply our contract in a rapidly-changing environment. I'm very pleased that we were able to find a solution that allows our two companies to match our collective and respective strengths to address the full spectrum of the market's approach to electronic billing and payment."

Bill Harris, President and CEO of Intuit said, "We are pleased to be back on track in our relationship with CheckFree in a manner that benefits both companies. We look forward to our continued relationship and renewed dedication to meeting customer needs."

ABOUT INTUIT
Intuit Inc. (NASDAQ: INTU), a financial software and Web-based services company, develops and markets Quicken, the leading personal finance software; TurboTax, the best-selling tax preparation software; and QuickBooks, the most popular small business accounting software. Intuit's Quicken.com Web site (www.quicken.com) is a leading financial Web site, offering a comprehensive set of financial news, information and tools, including insurance, mortgage, investment and tax preparation services. Intuit's products and services enable individuals, small businesses and financial professionals to better manage their financial lives and businesses.



                                     -more-

ABOUT CHECKFREE
Founded in 1981, CheckFree (www.checkfree.com), the operating subsidiary of CheckFree Holdings Corporation, is the leading provider of financial electronic commerce services, software and related products. CheckFree designs, develops and markets services that enable nearly three million consumers to receive and pay bills over the Internet or electronically through a variety of bill aggregation points, including banks, brokerage firms, portals and interactive content sites on the Internet, and personal financial management (PFM) software. CheckFree's range of services and products are focused on enabling customers to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure Internet transactions. After more than a year of beta testing, CheckFree launched the nation's first fully integrated electronic billing and payment solution, CheckFree E-Bill, in March of 1997. Today, the Company has multi-year contracts with nearly 50 of the nation's top billers to provide online billing and payment through the CheckFree distribution network.



                                     # # #